                                                                    Exhibit 5(a)

[LOGO] minnesota power / 30 west superior street / duluth, minnesota 55802-2093
       / www.mnpower.com
       Philip R. Halverson - vice president, general counsel and secretary 218-723-3964 fax 218-723-3960
       e-mail phalverson@mnpower.com


                                                     July 14, 1999

Minnesota Power, Inc.
30 West Superior Street
Duluth, Minnesota  55802-2093

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-8 to be filed on or about the date hereof with the Securities and Exchange Commission by Minnesota Power, Inc. (Company) under the Securities Act of 1933, as amended
(Act) and pursuant to which the Company intends to register 2,500,000 shares of its Common Stock, without par value (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to as the "Shares") in connection with the Minnesota Power Executive Long-Term Incentive Compensation Plan (Plan), I am of the opinion that:

         1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

         2. All action necessary to make the authorized but unissued Stock validly issued, fully paid and non-assessable and the Rights appurtenant thereto validly issued will have been taken when:

            (a) The Minnesota Public Utilities Commission shall have granted appropriate authorizations permitting the issuance and sale of those Shares;

            (b) The Board of Directors or the Executive Committee thereof shall have taken all actions as may be necessary to consummate the authorization of the proposed issuance and sale of those Shares;

            (c) That Stock shall have been issued and delivered for the consideration contemplated in the Plan; and

            (d) Those Rights shall have been issued in accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary as Rights Agent (Rights Agreement).

         3. Stock purchased on the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued.

         The opinions set forth in paragraphs 2(d) and 3 above with respect to the Rights are limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota. In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         As to all matters of Minnesota law, Thelen Reid & Priest LLP may rely on this opinion as though it were addressed to them.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                                     Very truly yours,

                                                     Philip R. Halverson

                                                     Philip R. Halverson